EXHIBIT 99.1
Coffee Holding Co., Inc. Reports Results for Three and Nine Months Ended July 31, 2010

STATEN ISLAND, N.Y., September 14, 2010 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. ("Coffee Holding") (Nasdaq:JVA) today announced its operating results for the three and nine months ended July 31, 2010. In this release, the Company:

●	Reports net sales of $19,032,770 for the three months ended July 31, 2010 and $17,289,305 for the three months ended July 31, 2009;

●	Reports sales growth of 10.1% for the three months ended July 31, 2010 compared to the three months ended July 31, 2009; and

●
Reports net income of $424,091, or $0.08 per share (basic and diluted), for the three months ended July 31, 2010 compared to net income of $799,760, or $0.15 per share (basic and diluted), for the three months ended July 31, 2009.

Results of Operations

The Company had net income of $424,091, or $0.08 per share (basic and diluted), for the three months ended July 31, 2010 compared to net income of $799,760, or $0.15 per share (basic and diluted), for the three months ended July 31, 2009. The decrease in net income for the three month period primarily reflects an increased cost of sales resulting in part from higher green coffee prices that we were not immediately able to pass on to our customers, which resulted in a decreased gross profit.  The Company had net income of $1,782,517, or $0.33 per share (basic and diluted), for the nine months ended July 31, 2010 compared to net income of $1,592,211, or $0.29 per share (basic and diluted), for the nine months ended July 31, 2009. The increase in net income for the nine month period primarily reflects increased net sales.

Net sales totaled $19,032,770 for the three months ended July 31, 2010, an increase of $1,743,465, or 10.1%, from $17,289,305 for the three months ended July 31, 2009. The increase in net sales for the three month period reflects increased sales of specialty green coffee to our largest green coffee customers and our acquisition of OPTCO in May 2010.  Net sales totaled $60,309,228 for the nine months ended July 31, 2010, an increase of $6,289,183, or approximately 11.6%, from $54,020,045 for the nine months ended July 31, 2009. The increase in net sales for the nine month period reflects increased sales of both green coffee and private label coffee to our largest customers and the addition of our new wholly owned subsidiary OPTCO in May 2010.

Cost of sales for the three months ended July 31, 2010 was $16,574,355, or approximately 87.1% of net sales, as compared to $14,375,619, or approximately 83.1%, of net sales for the three months ended July 31, 2009. The increase in cost of sales as a percentage of net sales for the three month period reflects a decrease in net gains on options and futures contracts and an increase in green coffee purchases, partially offset by a decrease in labor costs.  Cost of sales for the nine months ended July 31, 2010 was $52,655,415, or approximately 87.3% of net sales, as compared to $46,786,962, or approximately 86.6%, of net sales for the nine months ended July 31, 2009.   The slight increase in cost of sales as a percentage of net sales for the nine month period was primarily a result of increased purchases and prices for green coffee.

Total operating expenses increased by $167,687, or approximately 11.1%, to $1,675,363 for the three months ended July 31, 2010 compared to operating expenses of $1,507,676 for the three months ended July 31, 2009.  Total operating expenses increased by $149,749, or approximately 3.4%, to $4,549,960 for the nine months ended July 31, 2010 as compared to operating expenses of $4,400,211 for the nine months ended July 31, 2009.  The increase in operating expenses was primarily the result of costs associated with the OPTCO acquisition.

 "We are pleased to report positive results to our shareholders.  Our revenues have continued to trend upwards as we have averaged 11.6% growth over the last nine months," said Andrew Gordon, President and Chief Executive Officer of the Company.  "Our core businesses remain strong with the weakness in the outside economic picture having no effect on our sales to existing customers.  The completion of the OPTCO (Organic Products Trading Co.) transaction is expected to improve both our revenues and profits in the upcoming months by giving us added penetration in the $1.4 billion organic coffee market, which expanded by 4.1% this past year as compared to 1% estimated growth in the mainstream coffee market.  Lastly, while our third quarter profits were not as good as those achieved in the same period in 2009 due to the recent spike in the N.Y. Arabica commodity market which occurred rather suddenly and unexpectedly beginning in June, which is traditionally a weak seasonal period, we anticipate better margins in the fourth quarter as our recently announced price increases will have taken affect during this period."

Quarterly Dividend

The Company's previously announced quarterly cash dividend of $0.03 per share will be paid to stockholders of record as of the close of business on October 18, 2010.  The dividend will be paid on November 1, 2010.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company's private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 31, 2010 AND OCTOBER 31, 2009

	July 31, 2010	October 31, 2009
	(unaudited)	(audited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$216,246	$1,367,933
Commodities held at broker	1,036,565	482,746
Accounts receivable, net of allowance for doubtful accounts of $165,078 for 2010 and 2009	6,746,635	10,174,221
Inventories	7,797,919	4,800,143
Prepaid expenses and other current assets	424,516	419,740
Prepaid green coffee	1,656,300	-
Prepaid and refundable income taxes	31,520	36,068
Deferred income tax asset	303,000	286,000
TOTAL CURRENT ASSETS	18,212,701	17,566,851

Property and equipment, at cost, net of accumulated depreciation of $5,025,630 and $4,681,558 for 2010 and 2009, respectively	1,572,561	1,648,214
Customer list and relationships, net of accumulated amortization of $1,875 and $0 for 2010 and 2009, respectively	148,125	-
Trademarks	180,000	-
Goodwill	440,000	-
Deposits and other assets	574,567	588,573
TOTAL ASSETS	$21,127,954	$19,803,638

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,819,841	$6,655,916
Line of credit	2,059,920	791,628
Income taxes payable	236,533	453,512
Contingent liability	41,000	-
Deferred income tax liabilities	-	121,000
TOTAL CURRENT LIABILITIES	7,157,294	8,022,056

Deferred income tax liabilities	251,000	14,500
Deferred rent payable	118,334	99,067
Deferred compensation payable	511,308	489,782
TOTAL LIABILITIES	8,037,936	8,625,405
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued; 5,490,823 and 5,440,823 shares outstanding for 2010 and 2009, respectively	5,580	5,530
Additional paid-in capital	7,581,973	7,327,023
Contingent consideration	39,000	-
Retained earnings	5,711,199	4,095,671
Less: Treasury stock, 89,007 common shares, at cost for 2010 and 2009	(295,261)	(295,261)
Total Coffee Holding Co., Inc. Stockholders’ Equity	13,042,491	11,132,963
Noncontrolling interest	47,527	45,270
TOTAL EQUITY	13,090,018	11,178,233
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,127,954	$19,803,638

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2010	2009	2010	2009
NET SALES	$60,309,228	$54,020,045	$19,032,770	$17,289,305

COST OF SALES (including $15.3 and $10.5 million of related party costs for the nine months ended July 31, 2010 and 2009, respectively)	52,655,415	46,786,962	16,574,355	14,375,619

GROSS PROFIT	7,653,813	7,233,083	2,458,415	2,913,686

OPERATING EXPENSES:
Selling and administrative	4,100,410	3,950,661	1,525,513	1,357,826
Officers’ salaries	449,550	449,550	149,850	149,850
TOTAL	4,549,960	4,400,211	1,675,363	1,507,676

INCOME FROM OPERATIONS	3,103,853	2,832,872	783,052	1,406,010

OTHER INCOME (EXPENSE):
Interest income	8,713	7,434	6,062	1,319
Interest expense	(145,927)	(176,499)	(51,297)	(75,134)
TOTAL	(137,214)	(169,065)	(45,235)	(73,815)

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARIES	2,966,639	2,663,807	737,817	1,332,195

Provision for income taxes	(1,181,865)	(1,068,171)	(303,935)	(534,668)

NET INCOME	1,784,774	1,595,636	433,882	797,527
Less: Net loss (income) attributable to the noncontrolling interest	(2,257)	(3,425)	(9,791)	2,233

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$1,782,517	$1,592,211	$424,091	$799,760

Basic and diluted earnings per share attributable to Coffee Holding Co., Inc. common stockholders	$.33	$.29	$.08	$.15

Weighted average common shares outstanding:
Basic	5,454,742	5,441,677	5,482,127	5,440,823
Diluted	5,464,742	5,441,677	5,492,127	5,440,823

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2010 AND 2009
(Unaudited)

	2010	2009
OPERATING ACTIVITIES:
Net income	$1,784,774	$1,595,636
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	345,949	412,933
Unrealized gain on commodities	(109,673)	(373,029)
Realized gain on commodities	(783,450)	(981,880)
Bad debt expense	13,400	16,114
Deferred rent	19,267	21,831
Deferred income taxes	98,500	716,377
Changes in operating assets and liabilities:
Commodities held at broker	339,304	398,204
Accounts receivable	3,414,186	1,065,442
Inventories	(1,187,852)	542,909
Prepaid expenses and other current assets	(4,776)	(101,833)
Prepaid green coffee	(1,656,300)	-
Prepaid and refundable income taxes	4,548	690,529
Accounts payable and accrued expenses	(1,836,075)	(4,215,988)
Deposits and other assets	35,532	(21,124)
Deferred compensation	-	108,427
Income taxes payable	(216,979)	-
Net cash provided by (used in) operating activities	260,355	(125,452)

INVESTING ACTIVITIES:
Purchase of assets of OPTCO	(2,259,924)	-
Purchases of property and equipment	(253,421)	(166,879)
Net cash used in investing activities	(2,513,345)	(166,879)

FINANCING ACTIVITIES:
Advances under bank line of credit	65,316,659	58,747,700
Principal payments under bank line of credit	(64,048,367)	(57,397,525)
Payment of dividend	(166,989)	-
Purchase of treasury stock	-	(5,526)
Net cash provided by financing activities	1,101,303	1,344,649

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,151,687)	1,052,318

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,367,933	963,298

CASH AND CASH EQUIVALENTS, END OF PERIOD	$216,246	$2,015,616

COFFEE HOLDING CO., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JULY 31, 2010 AND 2009
(Unaudited)

	2010	2009
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$157,566	$77,422
Income taxes paid	$1,218,474	$367,050

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
On May 17, 2010, the Coffee Holding Co., Inc. acquired substantially all of the assets of Organic Products Trading Company, Inc. (“OPTCO”):
Assets acquired:
Inventory	$1,809,924	$-
Equipment	15,000	-
Customer list and relationships	150,000	-
Trademarks	180,000	-
Goodwill	440,000	-
Total assets acquired:	2,594,924	-
Purchase of assets funded by:
Contingent liability	41,000	-
Contingent consideration	39,000	-
Common stock, par value $.001 per share, 50,000 shares	50	-
Additional paid-in capital	254,950	-
	335,000	-

Net cash paid	$2,259,924	$-

CONTACT:	Coffee Holding Co., Inc.
Andrew Gordon, President & CEO
(718) 832-0800